Exhibit 99.1

China Marine Engages BDO China Shu Lun Pan as Independent Registered Accountant

SHISHI, China, May 6, 2013 -- China Marine Food Group Limited (NYSE MKT: CMFO) ("China Marine" or the "Company"), a China-based manufacturer of Mingxiang® seafood-based snack foods, Hi-Power® marine algae-based beverages, and distributor of frozen marine catch, announced today that the Audit Committee of its Board of Directors has engaged BDO China Shu Lun Pan (A.K.A BDO China Li Xin) Certified Public Accountants LLP (“BDO China Shu Lun Pan”), as the Company's independent registered accounting firm. China Marine and BDO China Shu Lun Pan signed a letter of engagement on April 30, 2013.

As a result of changes in the structure of BDO offices in China, BDO China Shu Lun Pan has been appointed by BDO International Limited as the exclusive BDO Member Firm in China. The Company and BDO China Shu Lun Pan will prepare the audit and filing of the fiscal year 2013 Form 10-K and the review of its quarterly filings starting from the first quarter of fiscal year 2013.

About China Marine

China Marine Food Group Ltd. is a food and beverage manufacturer of Mingxiang® seafood-based snack foods and Hi-Power® marine algae-based health drinks, and a wholesaler of frozen marine catch in five provinces in the PRC. Founded in 1994, China Marine has grown steadily and positioned its brands as a category leader in 3,500 retail food sales points and 14,000 beverage sales points in China. The Company has received "The Famous Brand" and "Green Food" awards. Located in Fujian province, it is one of the largest coastal provinces in the PRC and a vital navigation hub between the East China Sea and the South China Sea. The Company is committed to the highest standard of quality control with the ISO9001, ISO14001, HACCP certification and EU export registration.

For more information, please contact:

Company
Mr. Marco Hon Wai Ku, CFO
China Marine Food Group Limited
Suite 815, 8th Floor, Ocean Centre, Harbour City, Tsimshatsui, Kowloon, Hong Kong
Tel: +852-2111-8768
Email: marco.ku@china-marine.cn
Web: http://www.china-marine.cn

Investor Relations
John Mattio, SVP
MZ North America
Tel: US +1-212-301-7130
Email: john.mattio@mzgroup.us
Web: www.mzgroup.us